Exhibit 99.1

DESIGN WITHIN REACH, INC. GRANTED EXTENSION FROM NASDAQ

SAN FRANCISCO, October 18, 2006 — Design Within Reach, Inc. (Nasdaq: DWRI) today announced that the Nasdaq Listing Qualifications Panel has granted the Company continued listing on The Nasdaq Global Market provided that the Company files its quarterly report on Form 10-Q for the period ended July 1, 2006 and any restatements of prior periods that may be required by November 24, 2006.

The Company previously reported that it received notice on August 17, 2006 from The Nasdaq Stock Market, Inc. Listing Qualifications Staff that the Company’s securities were subject to potential delisting from The Nasdaq Global Market as of August 28, 2006 due to the Company’s failure to file its quarterly report on Form 10-Q for the quarter ended July 1, 2006 on a timely basis. As permitted by Nasdaq rules, Design Within Reach requested a hearing before a Nasdaq Listing Qualifications Panel to review the Nasdaq Staff Determination and request additional time to file its quarterly report on Form 10-Q.

Design Within Reach’s late filing of its quarterly report on Form 10-Q for the quarter ended July 1, 2006 is due to turnover in management in the finance department and the previously disclosed material weaknesses in internal controls over financial reporting, which resulted in the Company’s inability to complete the reconciliation of a difference between the accrued inventory sub-ledger and the general ledger. The difference between the general ledger and the sub-ledger arose in connection with the implementation of the Company’s IMARC inventory and sales system and inadequate training of finance personnel with respect to changes in procedures necessitated by the change in systems.

The Company’s new management is devoting intense effort and resources to completing the accrued inventory account reconciliation and all other matters necessary so that its Form 10-Q for the quarter ended July 1, 2006 can be filed. While Design Within Reach believes it will be able to satisfy these requirements, there can be no assurances that it will be able to do so.

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: if we are unable to continue to increase our net sales while reducing our promotional discounts, our profitability may be impaired; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; our business will be harmed if we are unable to implement our growth strategy successfully; the expansion of our studio operations could result in increased expenses with no guarantee of increased earnings; if we do not manage our inventory levels successfully, our operating results will be adversely affected; we depend on domestic and foreign vendors, some of which are our competitors, for timely and effective sourcing of our merchandise; declines in the value of the U.S. dollar relative to foreign currencies could adversely affect our operating results; and we face intense competition and if we are unable to compete effectively, we may not be able to achieve and maintain profitability. Furthermore, if we fail to file our Form 10-Q for the period ended July 1, 2006 by November 24, 2006, the Company’s securities may be subject to delisting from the Nasdaq Global Markets. Please refer to our reports and filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:	John D. Hellmann Design Within Reach, Inc. jhellmann@dwr.com (415) 676-6500

Investor Relations:	Andrew Greenebaum/Christine Lumpkins Integrated Corporate Relations, Inc. agreenebaum@icr-online.com; clumpkins@icr-online.com (310) 954-1100

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